Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL August 25, 2006 — Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.25 per share on its common stock. The quarterly dividend of $0.25 per share will be paid to shareholders of record as of September 15, 2006 with a payment date of October 13, 2006. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005. PCA operates four paper mills and 69 corrugated product plants in 27 states across the country.

Contact: Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA Web Site: www.packagingcorp.com